DECLARATION OF
CHIRON GUERNSEY GP CO. LIMITED
RELATING TO
CHIRON GUERNSEY L.P. Inc. (the "Limited Partnership")

This Declaration is made pursuant to Section 8(2)(d) of The Limited Partnerships (Guernsey) Law, 1995, as amended (the "Law") in relation to CHIRON GUERNSEY L.P. Inc.
We hereby declare the following:

1.	The name of the Limited Partnership shall be Chiron Guernsey L.P. Inc.

2.
The purpose of the Limited Partnership is to carry on the business of making, holding and divesting of investments from time to time, to engage in such other activities as the General Partner deems necessary, advisable, convenient or incidental to the foregoing and to engage in any other lawful acts or activities consistent with the foregoing for which limited partnerships may be formed under the Law.

1.	The registered office and principal place of business of the Limited Partnership shall be at Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey, GYl 2HJ.

2.
The name of the General Partner of the Limited Partnership will be Chiron Guernsey GP Co. Limited whose registered office is at Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey, GYl 2HJ.

3.	The Limited Partnership commenced on the date of registration and shall continue until a date to be determined between the General Partner and the first limited partners of the Limited Partnership.

4.	The Limited Partnership has elected to have separate legal personality.
Signed
__________________________
for and on behalf of
CHIRON GUERNSEY GP CO. LIMITED
Date:    October 2011